Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

     We consent to the reference to our firm under the caption “Experts” in the Prospectus Supplement of Fremont Home Loan Trust 2004-C for the registration of Mortgage-Backed Certificates, Series 2004-C, in the registration statement on Form S-3 (No. 333-91565) and to the incorporation by reference therein of our report dated February 20, 2004, with respect to the financial statements of Financial Guaranty Insurance Company appearing in the Form 8-K of Fremont Mortgage Securities Corporation dated August 26, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY
August 26, 2004